EXHIBIT 99

THE ENERGY FORUM

LINCOLNWAY ENERGY
NEVADA, IOWA

Volume V, Issue 1

Summer 2008

INSIDE THIS EDITION

INFORMATIONAL MEETING NOTICE

An informational meeting for Lincolnway Energy Members is scheduled for September 17, 2008 at 6:30 pm. It will be held at Gates Hall 825 15th Street Nevada

Lincolnway Energy, LLC

59511 W. Lincoln Highway
Nevada, Iowa 50201
Office: 515-232-1010
Fax: 515-663-9335
www.lincolnwayenergy.com

WHAT'S HAPPENING WITH CELLULOSIC ETHANOL?

by: Rick Brehm, CEO/President

Currently there is a huge amount of interest in being able to commercially and economically produce ethanol from cellulose. Cellulose is the woody or structural part of plants that forms the stems, roots and leaves. Cellulose is a common part of our everyday lives. It is the house we live in, the clothes we wear, the furniture we sit on and even the paper that this newsletter is printed on.

Because cellulose is found in all plants and because it commonly ends up in landfills after it is used, there is an abundant and cheap supply which can be used to produce ethanol.

Ethanol has been produced from cellulose for years, but it has been very costly to produce and therefore there have been limited attempts to commercialize production. The recent expansion of the starch based ethanol industry has brought about some debate over how much grain we can redirect from food use to fuel use. Once that level of corn usage is reached it will be important to find other sources of feedstock to produce ethanol from. These concerns in addition to higher ethanol prices are what drive researchers to find a means of producing cellulosic ethanol economically.

To date there are about two dozen companies working to make commercial production of cellulosic ethanol a reality. Six of those companies were selected by the United States Department of Energy to receive multimillion dollar grants to help make cellulosic ethanol viable. In addition to federal grants, private investment from oil companies and chemical manufacturers is pouring into cellulosic research.

At the heart of all this research are four basic types of processes:

- Enzymes • Acid Hydrolysis
- Bacteria • Thermal Gasification

Three of the four processes could possibly be added onto our current plant. The fourth, thermal gasification, would require building a much different plant. The enzyme process is similar to the enzyme process Lincolnway Energy currently uses to break corn starch into sugar and might be an option. Commercializing cellulosic ethanol may be years away but personally I believe we will learn a lot over the next two or three years as this first group of plants start up. Because most of the cellulosic plants being constructed will produce one to two million gallons of ethanol annually, it will take a few years to build plants of such a size that they can produce fifty million gallons of ethanol annually.

Another uncertainty of cellulose ethanol production is the type of feedstock that will be used. The list of possible feedstock materials is long but the current focus tends to be on these eight materials:

- Trees • Tree Bark • Tree Trimmings
- Corn Cobs • Corn Stalks • Miscanthis
- Switch Grass • Waste Paper • Wood Waste

Gathering and storing any of these potential feedstock materials will be a challenge. Researchers seem to favor feedstock materials that can be gathered on an as needed basis verses materials that may have a short gathering period but need to be stored for long periods.

Here at Lincolnway we regularly monitor progress being made to commercialize cellulosic ethanol production. At this time, the risk of failure is far too great to invest in a cellulosic ethanol plant. But as progress is made there will come a time when investment in cellulosic ethanol production may need to be considered for Lincolnway Energy. In the mean time we will keep our eyes open and our ears to the ground.

CUSTOMERS OF LINCOLNWAY ENERGY LLC

by: David Zimmerman, Commodity Risk Manager

Lincolnway Energy, as a small to medium sized ethanol producer, touches a surprisingly large amount of individuals and businesses in the local, state, national, and even international community. In this newsletter I would like to take the opportunity to give everyone some insight as to who we're doing business with, as well as look at some of the transportation logistics that are involved with working with these customers.

Ethanol, distiller's grains, and corn oil are the revenue generators at Lincolnway Energy; truck and rail are the existing modes of transportation (we're still hopeful for a day in which we can include cross-country pipeline into that mix). We'd like to share with you who is receiving/delivering these commodities and in what mode of transportation.

By all accounts, ethanol is the heavy-hitter around here; from a weight, volumetric, or dollars and cents perspective, ethanol constitutes the biggest piece of the pie. We produce anywhere from 140,000 gallons to 160,000 gallons per day, and have the ability to load this product onto trucks or railcars. Over the course of the current fiscal year, we've loaded approximately 68% of our ethanol production onto railcars and 32% on trucks (see chart aside). For the majority of the current fiscal year, a large portion of our ethanol has moved on a monthly unit train (80 cars) to the east coast market, to be distributed from the Sewaren, NJ terminal. However, as of late, we've seen market conditions change with more blending capacity and demand infrastructure being put in place. This has opened up some new smaller rail markets that we've been able to sell. Places like Las Vegas, Nevada; Little Rock, Arkansas; Selby, California; Tucson, Arizona; Argo, Illinois; Sparks, Nevada; and Port Everglades, Florida; have all recently received rail car shipments of Lincolnway Energy ethanol. It probably comes as no surprise that Shell Oil, whether through sales directly to them or to Motiva (owned 50% by Shell), is undoubtedly our largest customer to date. However, other sizeable rail customers include Chevron, BP West Coast, Kinergy, Chevron, and Tesoro.

The 32% of our ethanol that gets loaded onto a truck is all shipped to an Iowa destination, for consumption right here in Iowa. These trucks are shipped to terminal facilities in Des Moines, Pleasant Hill, Waterloo, and Iowa City. These terminals are owned largely by companies such as Magellan, Kinder Morgan, and Conoco. However, many different companies lease a percentage of the total tank space in these terminals from which they will compete to sell various gasoline products on a wholesale level. This is commonly known as a rack, and prices from various racks across the United States are posted on a daily basis. There are two major sources that post these rack prices: 1- Oil Price Information Service (OPIS) and 2- Platts. The Platts reporting service tends to cover major metropolitan areas within the United States, whereas OPIS covers the smaller markets. We see a majority of our truck ethanol sales bought for rack wholesaling by companies such as Conoco, Sinclair, Topco, RPMG, Aventine, and Flint Hills.

Distiller's grain sales make up the next largest portion of our net sales. Lincolnway Energy will produce anywhere from 12,000 tons to 14,000 tons of this co-product on a monthly basis for sale in various feed markets. The moisture content of the product may vary depending on the customer's needs; It is this variance in moisture that constitutes the difference between dry distillers grain with soluables (DDGS) and wet distillers grain with soluables (WDGS). WDGS tend to have around a 55% moisture content which makes it prone to spoilage in a shorter period of time. This product is utilized mainly in local feed markets and transported exclusively in dump or live-bottom trucks. DDGS have 10%-12% moisture content and can be stored for extended periods of time without risk of spoilage. The drier nature of the product also means that it has increased flowability and can be shipped in hopper bottom rail cars or trucks.

The attached chart is a breakdown of our distiller's grain, showing how much leaves the facility as DDGS on truck and

(Continued on page 3)


Ethanol Shipments
4,000,000
3,500,000
3,000,000
2,500,000
2,000,000
1,500,000
1,000,000
500,000
0
Oct 07
Nov 07
Dec 07
Jan 08
Feb 08
Mar 08
Apr 08
May 08
Jun 08
July 08
rail
truck


Distiller's Grain Shipments
9,000
8,000
7,000
6,000
5,000
4,000
3,000
2,000
1,000
0
Oct 07
Nov 07
Dec 07
Jan 08
Feb 08
Mar 08
Apr 08
May 08
Jun 08
July 08
DDG rail
DDG truck
WDG truck

(Continued from page 2)


Corn Oil Shipments
300.00
250.00
200.00
150.00
100.00
50.00
-
Oct 07 Nov 07 Dec 07 Jan 08 Feb 08 Mar 08 Apr 08 May 08 Jun 08 July 08
Corn Oil

rail, as well as how much goes out as WDGS. On average 50% of our distiller's grain gets dried down to 10-12% and is put on a rail car for long distance shipment. 30% goes out as DDGS on a truck for within state and sometimes inter-state shipment. The last 20% is sold as WDGS and consumed by livestock within 125 miles of the plant.

The single largest consumer of our feed products is the dairy industry. Of the 50% of DDGS that leaves the plant in a railcar, approximately 75% is consumed by dairy cows. 6 out of 10 railcars will actually go into the international market or export market of Mexico, where many US businesses such as Cargill, as well as many Mexican businesses buy DDGS for distribution into Mexico's sizeable dairy, beef, and swine feeding operations. 3 of the 10 will head for milking operations in the Western UP market i.e., California and Idaho. 1 in 10 will sell into various beef operations in Oklahoma, Texas, Arizona, and New Mexico.

30% of our DDGS leaves the plant in trucks and heads mainly for southeast Iowa where it is fed almost exclusively to swine operations. The 20% WDGS that we sell goes almost exclusively into the southwest Iowa beef feeding market.

Corn oil is a relatively new co-product that Lincolnway Energy has begun producing. The process of extracting corn oil from our distiller's soluables or syrup has been an ongoing project. Since all of the production bugs have been worked out, the mechanical process of centrifuging our syrup has consistently yielded over 200 tons of corn oil per month. A third party marketer is responsible for the transportation and marketing of the oil. We expect to continue shipping 8-10 tanker truckloads of oil on a monthly basis. Currently the oil is sent to a storage facility in Des Moines for additional settling before being shipped to its final destination. This oil is being used almost exclusively as a raw material in the production of bio-diesel but could also have potential uses in the livestock industry as a feed supplement.

As we continue to see increasing economic and political pressure I would fully expect additional marketable product lines to branch off of the dry milling process. There is value in each component of the corn kernel that needs to be extracted and segregated in order to satisfy the many needs of a growing world population.

LINCOLNWAY ENERGY INVESTOR TOURS

Lincolnway Energy Tours will be held at 1:00pm on September 17th, October 15th, and November 19th. There is a limit of 15 visitors. Please call our office at 515-817-0150 to sign up.

Please review all safety guidelines listed below:

- All visitors must wear hardhats & safety glasses.
- All visitors must wear long pants & comfortable closed-toe shoes.
- All visitors must sign in at the front desk.
- No one under the age of twelve is allowed on the tour.
- All cell phones and other electrical devices must be turned off.
- No pictures are allowed in the plant.

Lincolnway Energy is a Smoke & Tobacco FREE Environment

LINCOLNWAY ENERGY EARNINGS

by: Kim Supercynski, CFO

Lincolnway Energy, LLC is pleased to report net earnings of $10.5 million for the nine months ending June 30, 2008. This amounts to $249.86 of net income per unit. $8.3 million of the net earnings was earned in the three months ended June 30, 2008, due to a corn hedging gain of $6.2 million. Lincolnway Energy's derivative contracts are mark to market each quarter, which can cause corn costs to be volatile from quarter to quarter due to the timing of the change in value of the positions relative to the cost and use of the corn commodity being hedged.

Revenues increased by $16.7 million, or 18.6%, to $106.3 million for the nine months ended June 30, 2008 from $89.6 million for the nine months ended June 30, 2007. The increase in revenue was the result of an increase in ethanol volume sold as well as an increase in gross ethanol price and an increase in average dried distillers grain gross price, compared to the nine months ended June 30, 2007.

Cost of goods sold increased by $25.1 million, or 37.1%, to $92.8 million for the nine months ended June 30, 2008 from $67.7 million for the nine months ended June 30, 2007. The increase was primarily due to higher corn costs in the 2008 period compared to the 2007 period. Corn costs which include hedging gains and losses, increased $21.8 million, or 54.1%, to $62.1 million for the nine months ended June 30, 2008, from $40.3 million for the nine months ended June 30, 2007. Corn costs represented 67% of Lincolnway Energy's cost of goods sold for the nine months ended June 30, 2008 compared to 60% for the nine months ended June 30, 2007.

The increase in corn costs is primarily driven by an increase in the cash corn prices during the nine months ended June 30, 2008 when compared to the same period in 2007. The corn costs for the nine months ended June 30, 2008 is offset by a mark to market gain of $5.6 million for derivatives relating to future deliveries of corn, compared to a $2.8 million mark to market gain in the same period in 2007. Corn prices had an extremely volatile quarter as weather and planting conditions caused an extreme price rise during the month of June, 2008. Lincolnway Energy was hedged against this price rise. This lowered the effect the rise in corn prices have on Lincolnway Energy's profitability. Current prices are still at historical highs, but have come down somewhat quickly from the June flood-related highs of over $7.60 per bushel.

General and administrative expenses decreased approximately $300,000 to $2.0 million for the nine months ended June 30, 2008, from $2.3 million for the nine months ended June 30, 2007. The decrease is primarily due to lower cost for professional fees for the 2008 period compared to the 2007 period.

Interest expense, which is included in other income and (expense), decreased approximately $600,000 to $1.1 million for the nine months ended June 30, 2008, from $1.7 million for the nine months ended June 30, 2007. Lincolnway Energy's variable interest rate on its construction and term loan with Co-Bank decreased to 4.95% as of June 30, 2008 from 8.2% as of June 30, 2007. Lincolnway Energy has also reduced long term debt by $2.5 million since June 30, 2007.

The complete SEC 10Q report for the period ended June 30, 2008 can be found on a link on Lincolnway Energy's website under the heading **Investors** and **SEC Financial Report**.

	Three Months Ended June 30,				Nine Months Ended June 30,			
	(Unaudited)				(Unaudited)			
Income Statement Data	2008		2007		2008		2007	
Revenue	$ 45,605	100.0%	$ 32,675	100.0%	$ 106,269	100.0%	$ 89,616	100.0%
Cost of goods sold	36,471	80.0%	29,356	89.8%	92,823	87.3%	67,749	75.6%
Gross Profit	9,134	20.0%	3,319	10.2%	13,446	12.7%	21,867	24.4%
General and administrative expenses	557	1.2%	798	2.4%	1,973	1.9%	2,284	2.5%
Operating income	8,577	18.8%	2,521	7.7%	11,473	10.8%	19,583	21.9%
Other (expense)	(291)	(.64%)	(386)	(1.2%)	(966)	(.9%)	(1,283)	(1.4%)
Net income	$ 8,286	18.2%	$ 2,135	6.5%	$ 10,507	9.9%	$ 18,300	20.4%

	Three Months Ended June 30,		Nine Months Ended June 30,	
	(Unaudited)		(Unaudited)	
Operating Data:	2008	2007	2008	2007
Ethanol sold (gallons in thousands)	15,695	13,187	40,674	37,475
Average gross price of ethanol sold				
(dollars per gallon)	$ 2.50	$ 2.15	$ 2.21	$ 2.08
Dry distillers grain sold (tons)	31,829	35,642	96,610	106,140
Average dry distillers grain sales price per ton	$ 201.69	$ 118.61	$ 177.15	$ 106.95
Average corn cost per bushel	$ 5.61	$ 3.77	$ 4.62	$ 3.30

UNIT TRADING UPDATE

by: Kim Supercynski, CFO

- July 2008: 50 units @ $925/unit
- June 2008: 25 units @ $1050/unit
  75 units @ $950/unit
- May 2008: 25 units @ $1140/unit
  50 units @ $1250/unit

LWE TANKER TRUCKS STILL AVAILABLE FOR SALE!

It's not too late to get your Limited Edition Ethanol Tanker Truck. The trucks are numbered and are available for sale to listed investors. Please contact Kay Gammon at 515-817-0150 or by email at kgammon@lincolnwayenergy.com, if you would like to purchase a truck. The cost of the truck is $74.90. You may stop into the Lincolnway Energy office to pick up your truck or the truck can be shipped to you for an additional cost of $10.00.


LINCOLNWAY ENERGY

PLANT UPDATE

by Larson Dunn, Plant Manager

We are now into the dog days of summer, and the plant is running very well. Since restarting on July 3, after our lengthy summer shutdown, we have averaged well over 160,000 gallons of denatured product per day, or an annual rate of 55 million gallons per year. We will have a record production total for fiscal year 2007-8, but we cannot exceed 55 million gallons for the last twelve months, because of our air permit with the state.

Fermentation has been running especially well, despite some hot days that usually have a negative effect on yeast. Mostly cooler than expected weather has helped with fermentation, and the cooler weather also helps to lower electric costs, as we don't need to run a chiller to keep the fermentation tanks cool.

There have been some changes over the summer, as we have had two new production people join the night shift, and we have a new Environmental, Human Resources & Safety Manager, Caroline (CJ) Shannon, starting on August 25. We continue to improve and become more consistent in our production, and we continue to be a destination for other plants to train their new employees. We recently trained two groups of boiler operators from a new plant in Illinois.

As we head into the fall, we plan on completing all maintenance and repairs that might require combustor downtime, as we've determined that we want to avoid shutting down during cold weather, to prevent additional stress on the refractory in the combustor. Our next planned shutdown is now next year.

FORWARD LOOKING STATEMENTS

Some of the information in this newsletter may contain forward looking statements that express Lincolnway Energy's current beliefs, projections and predictions about future results or events, such as statements with respect to financial results and condition; future trends in the industry or in business, revenues or income; litigation or regulatory matters; business and operating plans and strategies; competitive position; and opportunities that may be available to Lincolnway Energy. Forward looking statements are necessarily subjective in nature and are made based on numerous and varied estimates, projections, beliefs, strategies and assumptions, and are subject to numerous risks and uncertainties. Forward looking statements are not guarantees of future results, performance or business or operating conditions, and no one should place undue reliance on any forward looking statements because actual results, performance or conditions could be materially different.

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THE MISSION OF LINCOLNWAY ENERGY IS TO:
• Produce clean renewable energy.
• Maintain a safe, rewarding place to work.
• Maximize shareholder value.

Lincolnway Energy, LLC
59511 W. Lincoln Highway
Nevada, Iowa 50201-7992

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